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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2007
LEVITT CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 958-1800
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     As previously disclosed, Levitt Corporation’s homebuilding subsidiary, Levitt and Sons, LLC (“Levitt and Sons”) is pursuing negotiations with its principal lenders seeking to obtain meaningful concessions or agreements to restructure its outstanding indebtedness and has ceased making interest payments as of October 10, 2007. Levitt Corporation has also previously indicated that it would not make any additional material advances to Levitt and Sons unless Levitt and Sons obtains acceptable concessions or restructuring agreements with its principal lenders.
     On October 17, 2007, Levitt and Sons received notices of default from Wachovia Bank, N.A. (“Wachovia”) with respect to three separate loan facilities. Additionally, on October 19, 2007, Levitt and Sons and certain of its subsidiaries received a notice of default from KeyBank National Association (“KeyBank”).
     The first notice of default from Wachovia relates to a $125,000,000 loan made by Wachovia to Levitt and Sons. The proceeds of this loan were utilized to fund land acquisition, development and construction. The defaults indicated in the Wachovia notice included that (1) liens have been filed upon certain assets pledged as security for the loan, (2) Levitt and Sons is experiencing financial difficulties, and (3) defaults have occurred under other loan facilities of Levitt and Sons and its subsidiaries with Wachovia. As of September 30, 2007, the amount advanced under this facility was $102,351,483. The notice states that until such events of default are cured, Wachovia will not advance additional amounts under the facility and will not release any property from its lien.
     The second Wachovia notice of default relates to a $30,000,000 construction loan made by Wachovia to Levitt and Sons and its wholly-owned subsidiaries, Bellaggio by Levitt and Sons, LLC and Levitt and Sons of Manatee County, LLC. The proceeds of this loan were utilized to fund land acquisition, development and construction. The defaults indicated in the notice included that (1) the financial projections provided to Wachovia indicate a general inability of Levitt and Sons and its affiliates to pay debts as they become due and (2) defaults have occurred under other loan facilities of Levitt and Sons and its affiliates with Wachovia as indicated in its other notices. As of September 30, 2007, the amount advanced under this facility was $9,524,659. The notice states that until such time as the events of default are cured, Wachovia will not advance any additional amounts or release any property from its lien.
     The third Wachovia notice of default relates to a $26,500,000 loan made by Wachovia to Levitt and Sons and its wholly-owned subsidiary, Levitt and Sons at World Golf Village, LLC. The proceeds of this loan were utilized to fund land acquisition, development and construction. The notice of default asserts that the loan matured and became due on September 29, 2007 and that the failure to pay all amounts due by October 18, 2007 constituted an event of default under the loan. The notice states that after October 18, interest will accrue at the default rate and that Wachovia reserves the right to collect the amounts due together with its collection and enforcement expenses. As of September 30, 2007, the amount advanced under this facility was $8,592,737.
     The notice of default from KeyBank relates to a $125,000,000 Revolving Land Acquisition, Development and Residential Construction Borrowing Base Facility. At September 30, 2007, $95,232,781 was outstanding under the facility. Amounts outstanding are guaranteed by certain of Levitt and Sons’ subsidiaries. The event of default stated in the notice was the failure to pay interest when due. KeyBank has demanded payment of all outstanding and delinquent amounts by October 25, 2007.
     Additionally, although Levitt and Sons has not received any other formal notices of default, Levitt and Sons and its subsidiaries are not in compliance with their obligations under loan facilities with Bank of America and Regions Bank. The proceeds of these loans were utilized to fund land acquisition, development and construction at various of Levitt and Sons’ projects in Florida and Tennessee. The failures include, among others, the failure by the respective borrowers to make required payments and/or maintain required development activity, the existence of liens at the respective projects securing such loans, and the existence of defaults under other loans by certain of such lenders to Levitt and Sons and its subsidiaries.
     All of the foregoing, if not addressed, would entitle the respective lenders to exercise any and all remedies available to them under the respective loan documents, including, without limitation, acceleration of the entire amount of the respective loans, commencement of foreclosure proceedings against the assets securing the respective loans and other appropriate action against the respective borrowers and guarantors. Levitt and Sons is not currently in a position to cure any defaults which may arise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION
Date: October 22, 2007
	By:	/s/ George P. Scanlon
		Name:	George P. Scanlon
		Title:	Chief Financial Officer

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